Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Ariba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-61064, 333-73458, 333-81773, 333-89119, 333-95665, 333-33544, 333-46820 and 333-84916) on Form S-8 of Ariba, Inc. of our report dated April 9, 2003, with respect to the consolidated balance sheets of Ariba, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2002, and the related financial statement schedule which report appears in the September 30, 2002 annual report on Form 10-K of Ariba, Inc.

Our audit report dated April 9, 2003, contains an explanatory paragraph that states that the Company’s consolidated balance sheet as of September 30, 2001, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years ended September 30, 2001 and 2000, have been restated. Additionally, the related financial statement schedule has been restated.

Mountain View, California

April 9, 2003

/s/	KPMG LLP